ride the light [GRAPHIC OMITTED]                                            NEWS

Qwest


                  QWEST COMMUNICATIONS ANNOUNCES RESIGNATION OF
                          HANK BROWN AS QWEST DIRECTOR

DENVER, September 16, 2002-- Qwest Communications International Inc. announced the resignation of Hank Brown as a director of the company, effective today. Mr. Brown had been a director of Qwest and its predecessor, U S WEST, Inc., since 1998. Mr. Brown recently became the president and CEO of the Denver-based Daniels Fund. Previously, he was the president of the University of Northern Colorado from 1998. Mr. Brown served as a United States senator for the State of Colorado from 1991 to 1997, and a United States congressman for the State of Colorado from 1981 to 1991.

Mr. Brown said, "Under Dick Notebaert's positive leadership, the team has restored confidence in Qwest, both inside and outside the company. While I am resigning from the Qwest Board because of the increased demands on my time in my new position, I am confident that the company has a bright future."

Dick Notebaert, Qwest chairman and CEO, said, "Hank Brown has been a tremendous Board member. We thank him for his service to the company and its shareholders. We wish him the best in his new position as the leader of the Daniels Fund."


About Qwest
Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 55,000 employees are committed to the "spirit of service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #


This release may contain projections and other forward-looking statements that involve assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission (the "SEC"), specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effects to our business and financial position; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales of other transactions; any adverse outcome of the SEC's current inquiries into Qwest's accounting policies, practices and procedures; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; rapid and significant changes in technology and markets; failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; adverse developments in commercial disputes or legal proceedings; and changes in the outcome of future events from the assumed outcome included by Qwest in its significant accounting policies. The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.


         Contacts:    Media Contact:                  Investor Contact:
                      --------------                  -----------------
                      Tyler Gronbach                  Stephanie Comfort
                      303-992-2155                    800-567-7296
                      tyler.gronbach@qwest.com        IR@qwest.com